COLLABORATION AGREEMENT

between

OXFORD TECHNICAL SOLUTIONS

and

CODAOCTOPUS

THIS COLLABORATION AGREEMENT is made this First day of July 2006

between

OXFORD TECHNICAL SOLUTIONS LIMITED a company incorporated in England under the Companies Acts (registered number 03534778) and having its registered office at **30 Bankside Court, Stationfields, Kidlington, Oxfordshire OX5 1JE** ("**OTS**")

and

CODAOCTOPUS LIMITED a company incorporated in Scotland under the Companies Acts (registered number SC151068) and having its registered office at **Admiral House 29-30 Maritime Street, Edinburgh, EH6 6SE** ("**CodaOctopus**")

WHEREAS

(a) OTS has developed and will continue to develop the OTS RT3000 Technology and owns the intellectual property rights in same free of all encumbrances;

(b) CodaOctopus have the experience in the marketing and exploitation of certain technologies in the global Market; and

(c) The parties, having worked successfully under Heads of Agreement since June 27th 2002, wish to continue to collaborate in order to commercially exploit the OTS RT3000 Technology in the Market.

THE PARTIES AGREE as follows: -

1. DEFINITIONS AND INTERPRETATION

In this Agreement (including the recitals), unless the context otherwise requires, the following words and expressions shall have the meanings set out opposite them: -

1.1 **Build Costs** means all parts, consumables and labour which are involved in the production of a unit, including (but not limited to) all the materials set out in the bill of materials as agreed between the parties and updated from time to time.

1.2 **Commencement Date** means 1st July 2006.

1.3 **Confidential Information** means all information designated as such by either party in writing together with all other information which relates to the business, affairs, products, developments, trade secrets, know-how, personnel, customers and suppliers of either party or information which may reasonably be regarded as confidential information of the disclosing party.

1.4 **Deposited Software** means software and documentation relating to the OTS RT3000 Technology, the Intellectual Property in which is owned by OTS.

1.5 **Documentation** means all documentation, whether in electronic or hardcopy form, recording Know-How relating to the OTS RT3000 Technology.

1.6 **Improvement** means, in respect of the OTS RT3000 Technology, any enhancement, correction, modification, derivative work, upgrade, variation, revision, improvement, translation in human or machine-readable languages or codes, conversion, new version or release to or of the OTS RT3000 Technology or any product derived therefrom, and created or developed by CodaOctopus.

1.7 **Intellectual Property** means copyright works (including rights in computer software), database rights, patents, discoveries, improvements, inventions, trade marks, designs, information, data, formulae, specifications, results of tests and field trials, diagrams, expertise, techniques, technology, Know-How, internet assets, software and other intellectual property of any nature whatsoever, whether registered or unregistered, including applications and the right to apply for registration of any of the foregoing rights.

1.8 **Know-How** means all information, data, drawings, designs, supplier lists, customer lists, bills of materials, technical data, manufacturing procedure manuals, reports, techniques, methods, skills and all other information in whatever form reasonably required for understanding, using, and exploiting the OTS RT3000 Technology and to manufacture the Products, which, for the avoidance of doubt includes, all Know-How relating to the OTS RT3000 Technology which may be developed or created from time to time after the Commencement Date.

1.9 **Man Hour** means the amount of effort equivalent to that expended by one duly qualified and skilled person working full time for one hour.

1.10 **Man Day** means the amount of effort equivalent to that expended by one duly qualified and skilled person working full time for one (1) day, nominally eight (8) hours.

1.11 **Market** the markets are defined as follows:

1.11.1 **EXCLUSIVE** – underwater, oceanography, marine science, hydrography (inc naval, coastguard & maritime security applications), Offshore (oil, gas and telecoms), sub-sea vehicles and submarines, yacht racing and all 'heave' applications.

1.11.2 **NON-EXCLUSIVE** – power boat, leisure craft, hovercraft, amphibious vehicles, naval gun aiming aboard vessels and amphibious vehicles.

1.11.3 **SPECIFICALLY EXCLUDED** – automotive, aerospace, trains, all land based applications.

1.12 **Minimum Term** has the meaning ascribed to it in Clause 2.

1.13 **NCC** means NCC Escrow International Limited, a company incorporated in England (registered number 3081952), having its registered office at Manchester Technology Centre, Oxford Road, Manchester M1 7ED.

1.14 **Net Sales Value** means the sales income actually received by CodaOctopus from customers in respect of sales of Products, less the total cost of sales (including, without prejudice to the foregoing generality, the Royalty Fee and Build Costs) and less all Value Added Tax or other sales tax payable thereon.

1.15 **OTS RT3000 Technology** means Technology required for the RT3000 products or equivalent, in respect of which the Intellectual Property is owned by or licensed to OTS as at the Commencement Date or at any date thereafter during the Term.

1.16 **Product** means any product created using or derived from the OTS RT3000 Technology or part thereof and which CodaOctopus sells to customers.

1.17 **Royalty Fee** has the meaning ascribed to it in Clause 6.

1.18 **Source Code** means software in eye-readable form and in such form that it can be compiled or interpreted into equivalent object code together with all technical information and documentation necessary for the use, reproduction, modification and enhancement of such software.

1.19 **Technology** means all current and future technologies (and all enhancements, corrections, modifications, upgrades, variations, revisions, improvements, translations in human or machine-readable languages or codes, conversions, new versions or releases to or of such technologies created during the Term) relating to the measurement of motion, attitude, position, velocity and orientation.

1.20 **Term** means the duration of this Agreement as provided in Clause 2.

1.21 **Territory** means world wide.

1.22 **Working Day** means any day which is not a Saturday, a Sunday, a public holiday or a bank holiday in England.

1.23 **CodaOctopus Group Companies** means any company owned or jointly owned by Coda Octopus Group Incorporated.

1.24 Words denoting the singular shall include the plural and vice versa, words denoting a gender shall include all genders and words denoting persons shall include corporations and all other legal entities.

1.25 Unless the context otherwise requires, references in this Agreement to any Clause shall be deemed to be a reference to a clause of this Agreement.

1.26 The headings are inserted for ease of reference and shall not affect the interpretation or construction of this Agreement.

2. DURATION

2.1 Notwithstanding the date or dates of execution, this Agreement shall commence on the Commencement Date and shall continue in full force and effect until the third anniversary of the Commencement Date (the "Minimum Term"), upon which date this Agreement shall continue for further periods of twelve (12) months subject to earlier termination under Clauses 12 or 13.2.

3. EXPLOITATION

3.1 Subject to Clause 3.2, CodaOctopus undertakes to OTS in good faith to use all reasonable endeavours to market and exploit the OTS RT3000 Technology in the Market.

3.2 The parties agree that during the Term CodaOctopus shall have the exclusive right to manufacture, market, sell, brand, promote and commercially exploit Products in the Market in the Territory. CodaOctopus shall be entitled to set the sale price for each Product at its sole discretion from time to time. CodaOctopus agrees that it shall not manufacture, market, sell, brand, promote or commercially exploit any directly competing product in the Market in the Territory during the Term. OTS agrees that it shall not directly exploit the OTS RT3000 Technology in the Market in the Territory during the Term, but shall, in fulfilling its obligations under Clause 3.1, market and exploit the OTS RT3000 Technology in the Market in the Territory only through CodaOctopus, whether by directing potential customers to CodaOctopus or otherwise, and shall ensure that all marketing activities carried out by OTS in relation to exploitation of the OTS RT3000 Technology in the Market are approved in advance by CodaOctopus.

3.3 OTS acknowledges and agrees that it shall not, at any time during the Term, grant to any third party any licence or grant of rights to use or exploit the OTS RT3000 Technology in the Market in the Territory.

3.4 OTS shall have the right, at its own cost and expense to supply to CodaOctopus and to require CodaOctopus to include in any issue to end user customers of the OTS RT3000 Technology, Improvement or Product derived there from, an enabling component, such as a flash card or other technical device, to alert OTS of sales of Products. OTS shall ensure that CodaOctopus has a stock of at least five (5) such enabling components at any time.

4. INTELLECTUAL PROPERTY

4.1 All Intellectual Property licensed or disclosed by either party in the course of and for use in this Agreement shall at all times remain the sole and exclusive property of the party to whom that Intellectual Property belonged prior to the Commencement Date. No Intellectual Property in the OTS RT3000 Technology shall be assigned to CodaOctopus by virtue of this Agreement.

4.2 All Intellectual Property in any Improvement excepting OTS' core algorithms shall be owned by CodaOctopus, as is the trade name 'F180series' and its derivatives

4.3 OTS hereby grants to CodaOctopus an exclusive worldwide royalty-bearing licence to use the Intellectual Property in the OTS RT3000 Technology in order to develop the OTS RT3000 Technology and Improvements and to manufacture, market, sell, license or let out, brand, promote and commercially exploit or otherwise dispose of Products, and to sub-license the OTS RT3000 Technology or any part thereof, in the Market in the Territory.

4.4 OTS shall, within thirty (30) days of the last date of signature of this Agreement, place the Source Code of the Deposited Software in escrow with NCC at its own expense on the basis of the appropriate standard agreement or such other terms as OTS, CodaOctopus and NCC shall agree. Such escrow agreement shall be entered into within thirty (30) days of the last date of signature of this Agreement. OTS shall thereafter update the Deposited Software to reflect and keep current OTS RT3000 Technology and as a minimum this shall be done at least once every six (6) months throughout the Term.

5. PRODUCTION, MANUFACTURING AND TECHNICAL SUPPORT

5.1 During the Term, OTS shall supply CodaOctopus promptly upon request with any additional parts or components reasonably requested by CodaOctopus for use in the manufacture, exploitation, sale or development of Products and Improvements. OTS shall supply such parts and components to CodaOctopus at a price no higher than the standard list price, or the cost price, of such item, whichever is the lower.

5.2 During the Term CodaOctopus shall be responsible for the direct provision of technical support and customer services to customers of CodaOctopus using the OTS RT3000 Technology. OTS shall provide technical support and customer services to CodaOctopus in such form as it may reasonably require including but not limited to by telephone, e-mail and facsimile.

5.3 OTS shall provide the technical support and customer services described in Clause 5.2 at a rate of Three Hundred Pounds Sterling (£300.00), (excluding Value Added Tax) (or such other rate as may be agreed between the parties in writing, following a review on each anniversary of the Commencement Date) per Man Day (aggregated on a monthly basis in accordance with Clause 5.5). Nominally, in this case, all IPR is retained by OTS. Improvements, new features or other developments not deemed to be in support of the core Technology and agreed, between the parties in writing, to be of specific interest to CodaOctopus only, undertaken at the specific written request of

CodaOctopus shall be charged at a rate of Five Hundred Pounds Sterling (£500) per Man Day. In this case, the Intellectual Property rights relating to such developments shall reside with CodaOctopus in accordance with Clause 4.2.

5.4 To the extent that OTS is required to provide technical support or customer support services from premises other than OTS' or CodaOctopus' premises in Oxfordshire, CodaOctopus shall against original invoices for such expenses reimburse one hundred and ten per cent (110%) of the value of the reasonable travel and living costs and expenses (including Value Added Tax) actually incurred by OTS in providing such support.

5.5 OTS shall invoice CodaOctopus in respect of the support services, improvements, new features or other developments, travel and living costs and expenses on a monthly basis, in arrears. CodaOctopus shall pay each such invoice within Normal Business Terms (30 days).

6. **ROYALTIES & DISCOUNTS**

6.1 In consideration of the exclusive licence granted to it in this Agreement, CodaOctopus shall pay to OTS a royalty of Five Thousand Eight Hundred and Fifty Pounds Sterling (£5,850) (excluding Value Added Tax) Sterling for each licence (the "**Royalty Fee**"). Additionally, subject to firm advanced commitment for delivery in any 12 month period, discounts will apply to the above as follows:

Quantity:	Discount:	Price:
1-19	0%	5850.00
20-29	10%	5265.00
30-39	25%	4387.50
40-49	30%	4095.00
50-99	35%	3802.50
100-249	40%	3510.00
250-499	50%	2925.00

7. **COMMITMENT**

7.1 CodaOctopus shall make a commitment for a given 12 month order period, in the form of a written Purchase Order on its terms and conditions, and shall make regular payment based on the agreed quantity at the price defined in clause 6, and in accordance with clause 8.

7.2 In the event that CodaOctopus no longer require the agreed/committed quantity, CodaOctopus can either (a) take the balance into stock or (b) revise the commitment level accordingly. In the event of the latter, OTS reserve the right to set the discount level on future orders, irrespective of proposed commitment.

7.3 In the event that CodaOctopus wish to increase the committed quantity to take advantage of better discounts, it may do so. In this instance, the total quantity for calculating discounts will be the new committed volume. The price for the unshipped balance will be at the new discount, but the quantity already shipped will remain at the lower discount. See the following example:

Initial commitment, 40 units at 30% discount
After 10 units delivered, commitment quantity increased to 60 at 35% discount
Initial 10 units charged at 30% discount, balance of 50 units charged at 35% discount.
(NB all commitments are over a 12 month period from date of latest PO issued by CodaOctopus)

8. **PAYMENT**

8.1 Subject to the agreed/committed quantities, CodaOctopus shall arrange for a regular/monthly payment equal to 1/12 of total discounted price for the committed quantity.

Example - 40 systems at £4095 = £163,800 = £13,650 per month.

8.2 Subject to acceptance by OTS (demonstration of regular payment or standing order), OTS shall provide licences on request, nominally at a rate equivalent to ¼ of the committed quantity per three month period.

8.3 The parties shall hold quarterly reviews to ensure that supply and payment are in line. In the event that supply significantly exceeds payment, OTS may request payment of the outstanding balance and a review of the payment schedule. The parties acknowledge that in practice this is likely to be closely linked to a review of commitment and pricing as defined in section ***7.3*** above

9. **CONFIDENTIALITY AND PUBLICITY**

9.1 Neither party shall at any time during the period of this Agreement or thereafter disclose to any third party or use any Confidential Information or Intellectual Property disclosed to it under this Agreement except as expressly permitted by this Agreement or with the prior written consent of the other party. Each party shall ensure that its employees, agents and contractors to whom such Confidential Information or Intellectual Property is disclosed are made aware of and shall observe the terms of this Clause 9.1.

9.2 This Clause shall not apply to any information which:

9.2.1 at the date of execution of this Agreement or at any time thereafter is within the public domain;

9.2.2 was known to the disclosing party prior to entering into this Agreement;

9.2.3 is made available to the disclosing party during the period of this Agreement or thereafter by a third party without breach of any obligation of confidence;

9.2.4 is disclosed to a third party under a written obligation of confidence;

9.2.5 is independently developed by either party; or

9.2.6 requires to be disclosed by law.

10. **WARRANTIES**

10.1 OTS warrants, represents and undertakes to CodaOctopus that

10.1.1 the OTS RT3000 Technology from time to time, and any additional parts and components supplied by OTS in accordance with Clause 5.1, shall meet the agreed specification approved by CodaOctopus and OTS in writing and shall be of satisfactory and merchantable quality and free from error, defect, and any computer virus

10.1.2 the Intellectual Property in the OTS RT3000 Technology is OTS' property free from encumbrances and free and clear from any security interest or third party rights

10.1.3 the use, or licensing by CodaOctopus of the OTS RT3000 Technology, which may be updated or modified from time to time shall not in any way infringe the rights of any third party, and

10.1.4 no claim has been raised or is pending against OTS by a third party in relation to the infringement by the OTS RT3000 Technology (in whole or in part) of any Intellectual Property of such third party; and

10.1.5 there has been no actual or threatened infringement by any third party of any of the Intellectual Property in the OTS RT3000 Technology; and

10.1.6 any and all moral rights (whether past, present or future) conferred on any individual creator of the Intellectual Property in the OTS RT3000 Technology or any part thereof have been or are hereby irrevocably and unconditionally waived.

10.2 CodaOctopus shall, for the duration of this Agreement, maintain comprehensive public liability and product liability insurance with a reputable and established insurance company for such amount as may from time to time be agreed between the parties.

10.3 Each of the parties warrants to the other that it has full power to enter into and perform this Agreement and that this Agreement constitutes binding obligations on it in accordance with its terms.

11. INDEMNITIES

11.1 OTS shall indemnify and keep indemnified in full on demand CodaOctopus from and against any and all claims, liabilities, loss, demands, damages, costs (including legal costs) and expenses made against, suffered or incurred by CodaOctopus arising out of or in connection with any breach of the provisions of this Agreement by OTS including third parties claims for breach of intellectual property rights in respect of the OTS RT3000 Technology.

11.2 Without prejudice to Clause 11.1, OTS shall provide at its own cost and expense all such assistance to CodaOctopus as CodaOctopus may reasonably request to enable CodaOctopus to resist any action, claim or proceedings brought against CodaOctopus as a result of any breach of the warranties set out in Clause 10 and other provisions of this Agreement by OTS.

11.3 CodaOctopus shall indemnify and keep indemnified in full on demand, within the limits of the insurance specified in Clause 10.2, OTS from and against any and all claims, liabilities, loss, demands, damages, costs (including legal costs) and expenses made against, suffered or incurred by OTS arising out of any defect in any Product (except to the extent that any such defect is caused by OTS or subsisted in any component part supplied to CodaOctopus by or on behalf of OTS).

11.4 Without prejudice to Clause 11.3, CodaOctopus shall provide at its own cost and expense all such assistance to OTS as OTS may reasonably request to enable OTS to resist any action, claim or proceedings brought against OTS as a result of any breach of the warranties set out in Clause 10 and other provisions of this Agreement by CodaOctopus.

11.5 Each party agrees that if it is notified by any third party of any claim or potential claim arising as a result of or in connection with the OTS RT3000 Technology or CodaOctopus' use development and/or commercial exploitation of the OTS RT3000 Technology, it shall:

11.5.1 forthwith inform the other party of such claim or potential claim;

11.5.2 take all reasonable steps to prevent judgement by fault or by default being granted in favour of that third party and take all reasonable steps to mitigate any loss suffered;

11.5.3 ensure that the other party is given the right to conduct proper consultations with the third party in relation to the claim or potential claim; and

11.5.4 if appropriate, allow the other party to join in the defence (including, but not limited to, settlement litigation or appeal) of any such claim.

11.5.5 If reasonably requested by either party the defence to any such claim will be jointly conducted by OTS and CodaOctopus.

12. **TERMINATION**

12.1 This Agreement may be terminated as follows: -

12.1.1 by either party forthwith by giving written notice to the other in the event of the liquidation of the other party or the other party ceasing or threatening to cease trading; or

12.1.2 by either party forthwith by giving written notice to the other party if the other party commits a material breach of any of the terms of this Agreement and, if the breach is capable of remedy, fails to remedy it within thirty (30) days after being given a written notice containing full particulars of the breach and requiring it to be remedied; or

12.1.3 by either party to the other on giving twelve (12) months' notice in writing to the other party after the Minimum Term

12.2 For the purposes of this Clause 12, a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to time of performance (provided always that time of performance is not of the essence).

12.3 If this Agreement is terminated by either party for whatever reason under Clause 12.1:

12.3.1 OTS shall within thirty (30) days of the date of termination invoice CodaOctopus in respect of all payments due by CodaOctopus to OTS under this Agreement and any non-cancellable costs and commitments relating to the OTS RT3000 Technology or support thereof which OTS has incurred or entered into as at the date of termination of this Agreement. CodaOctopus shall pay any such invoice on Normal Business Terms (30 days).

12.3.2 CodaOctopus shall within thirty (30) days of the date of termination return to OTS all Documentation and any component parts supplied free issue to CodaOctopus by OTS then being in its possession or control.

12.4 Termination or expiry of this Agreement shall not affect the rights of either party against the other party in respect of the period up to and including the date of termination or expiry.

12.5 The terms of this Agreement which are expressed or intended to continue following its expiry or termination, including but not limited to Clauses 1, 4, 9, 10, 11 and 12 shall continue in full force and effect regardless of the expiry or termination of this Agreement.

13. **FORCE MAJEURE**

13.1 Any delays in or failure of performance by either party of its obligations under this Agreement shall not be considered a breach of this Agreement if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of that party including, but not limited to acts of God, acts, regulations and laws of any government, strikes or other concerted acts of workers, fire, floods, explosions, riots, wars, rebellion, and sabotage, and any time for performance under this Agreement shall be extended by the actual time of delay caused by any such occurrence.

13.2 If either party is prevented from carrying out its obligations under this Agreement for a continuous period of six (6) months either party may terminate this Agreement on giving to the other party one (1) month's written notice. The terms of Clause 12.3 shall apply to termination of this Agreement under this Clause.

14. **NOTICES**

14.1 Any notice required to be given under this Agreement shall be served personally or by first class recorded delivery post addressed to the relevant party as specified in Clauses 14.2 and 14.3. Any notice so given shall be deemed to have been duly served if personally delivered, on the day of delivery or if posted, forty eight (48) hours after posting and in proving posting it shall be sufficient to produce a copy of the notice properly addressed with the relevant post office receipt for despatch by first class recorded delivery.

14.2 Notices to CodaOctopus shall be addressed to:

Paul Baxter
CodaOctopus Limited
Suite III Business Centre
Castle Farm, Deddington, OX15 0TP

14.3 Notices to OTS shall be addressed to

Brendan Watts
Oxford Technical Solutions Limited
77 Heyford Park
Upper Heyford
Bicester
Oxford OX25 5HD

15. **GENERAL**

15.1 Subject to Clause 4.3, neither Party shall be entitled to assign, transfer or sub-contract any of its rights or obligations under this Agreement without the prior written consent of the other party except that CodaOctopus may distribute the OTS RT3000 based product line through other CodaOctopus Group companies.

15.2 Nothing contained in this Agreement shall be deemed to constitute or imply any partnership, joint venture, agency, fiduciary relationship or other relationship between the parties other than the contractual relationship expressly provided for in this Agreement. In the performance of this Agreement, the status of each party including its employees and agents shall be that of independent contractor and not of employee, agent or fiduciary of the other party. Neither party shall have, nor represent that it has, any authority to make any commitments on behalf of the other party.

15.3 No failure or delay by either party in exercising any right or remedy under this Agreement shall operate as a waiver of such right or remedy nor shall any single or partial exercise or waiver of any such right or remedy preclude its further exercise or the exercise of any other right or remedy.

15.4 This Agreement constitutes the entire understanding between the parties regarding the OTS RT3000 Technology and supersedes any prior arrangements, heads of agreement, understandings, promises or agreements made or existing between the parties in relation to the OTS RT3000 Technology. No addition, amendment, modification or waiver of any term of this Agreement shall be effective unless it is in writing and signed by or on behalf of both parties. Nothing herein shall exclude any liability for fraudulent misrepresentation.

15.5 If any term of this Agreement is or becomes invalid, or is ruled illegal by any court of competent jurisdiction or is deemed unenforceable under then current applicable law from time to time in effect during the period of this Agreement, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby provided that the parties' rights under this Agreement are not materially altered. It is further the parties' intention that in lieu of each such invalid, illegal or unenforceable term, there shall be substituted or added as part of this Agreement a valid, legal and enforceable term which in effect shall be as similar as possible to the effect of the original invalid, illegal or unenforceable term.

16. RIGHTS OF THIRD PARTIES

16.1 A person who is not a party to this Agreement has no right to enforce any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999 or otherwise (except a successor or permitted assign (if any) of either of the parties).

17. APPLICABLE LAW

17.1 This Agreement shall be governed by and construed and interpreted in accordance with the Laws of England and the parties hereby prorogue the jurisdiction of the English Courts.

Signed for and on behalf of Oxford Technical Solutions	Signed for and on behalf of CodaOctopus
By	By ....
Name	Name ....
Title	Title ....
Date	Date ....